Exhibit 23.2

CONSENT

We hereby consent to the reference to us under the captions “Description of the Securities—Canadian Taxes on Debt Securities” and “Validity of the Securities” in the Prospectus constituting Part I of the Registration Statement of Québec with which this consent is filed. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ Ogilvy Renault
Ogilvy Renault LLP

February 1, 2011

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